Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 13, 2004, with respect to the consolidated statements of income, shareholders’ equity, and cash flows of Fog Cutter Capital Group Inc. (the “Company”) for the year ended December 31, 2003 in the Company’s Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission and be effective on or about March 31, 2006, and incorporation by reference of our report in the Registration Statement No. 333-94153 on Form S-8 pertaining to the 1998 Stock Option Plan of the Company.

/s/ ERNST & YOUNG LLP
Los Angeles, California
March 30, 2006